UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 17, 2017

WECAST NETWORK, INC.
(Exact name of registrant as specified in its charter)

Nevada	001-35561	20-1778374
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)

Building B4, Tai Ming International Business Court,

Tai Hu Town, Tongzhou District, Beijing, China 101116
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: 212-206-1216

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Chief Financial Officer Appointment

On March 17, 2017, the Board unanimously appointed Mr. Simon Wang as the Chief Financial Officer (“CFO”) and principal accounting officer of Wecast Network, Inc. (the “Company”), effective immediately.

Mr. Wang replaces Mr. Yi Xu, the interim CFO and principal accounting officer of the Company. Mr. Xu held the role of interim CFO of the Company for a short period while the search for a permanent CFO occurred. Mr. Xu remains Chief Operating Officer of the Company. The Company has not yet entered into an employment agreement with Mr. Wang. There is no arrangement or understanding between Mr. Wang and any other person pursuant to which he was selected CFO, there is no family relationship between Mr. Wang and any director or officer of the Company, and Mr. Wang is not party to any transaction in which the Company is a participant.

Mr. Wang, age 36, comes to the Company with more than ten years of experience in financial management. Prior to joining the Company, from August 2015 to January 2017, Mr. Wang was the Financial VP of Beibei Group(China) Ltd (beibei.com), a Chinese maternal and infant product e-commerce platform, where he led the financial team, accounting team, investing team, treasury team and legal team, directed and oversaw management and statutory reports of the companies setting benchmarks, key drivers and targets, and planned and directed treasury activities including fund seeking for working capital or potential capital investments, performing cash flow projections and managing daily treasury responsibilities. Between December 2013 and August 2015, Mr. Wang served as the Director of the Financial Department at Vipshop Holdings Ltd. (NYSE: VIPS), a Chinese online discount retailer, where he ensured external audit of financial report and Sox 404, maintained the delegations of authority, found and followed through on the control breaks. Before 2013, he was the senior manager of Deloitte China (a member of Deloitte Touche Tohmatsu Limited, a UK private company), a tax, audit, and consulting firm, where he led a team of professionals or assisted Partner-in-charge in carrying out quality assurance services to clients in Financial Services sector or Listed Companies. Vocational qualifications of Mr. Wang include CPA Australia, China Public Accountants (CICPA) and China Legal Professional Qualification. Mr. Wang holds a BA in Accounting from Southwest University of Political Science and Law and a Master’s in Finance from the Chinese Academy of Social Sciences.

Chief Technology Officer Appointment

On March 17, 2017, the Board unanimously appointed Mr. Randy Huang as Chief Technology Officer (“CTO”) of the Company, effective immediately. The Company has not yet entered into an employment agreement with Mr. Huang. There is no arrangement or understanding between Mr. Huang and any other person pursuant to which he was selected CFT, there is no family relationship between Mr. Huang and any director or officer of the Company, and Mr. Huang is not party to any transaction in which the Company is a participant.

Mr. Huang, 45, served as the CTO for Sun Seven Stars Media Group, an affiliate of the Company, since January 2017. Prior to that, Mr. Huang held various technical positions within Cisco Systems, Inc. (“Cisco”), an American multinational technology conglomerate. These positions included Senior Director, managing the global software R&D team of the Cable Access Business Unit from April 2015 to November 2016, Director of the global software R&D team of Cable Access Business Unit from January 2013 to April 2015, Director of the CHINA R&D team of Cable Access Business Unit from October 2010 to January 2013, and other management and engineering positions building industry-leading routing systems since August 1997. During Mr. Huang’s time at Cisco, Mr. Huang has led teams of more than 500 engineers, and worked in various areas such as software development, networking, product development, embedded systems, virtualization and cloud-based micro-service architectures. Mr. Huang holds a Master in Computer Science from UCLA and a BA in Environmental Engineering from Tsinghua University.

Item 8.01.	Other Events.

On March 23, 2017, the Company issued a press release announcing the appointment of Mr. Wang and as CFO and Mr. Huang as CTO, a copy of which is filed as Exhibit 99.1 hereto.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release dated March 23, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WECAST NETWORK, INC.

Date: March 23, 2017	By:	/s/ Bing Yang
Bing Yang
Chief Executive Officer